SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 7, 2006 (June 2, 2006)
FLOWERS FOODS, INC.

(Exact name of registrant as specified in its charter)

Georgia	1-16247	58-2582379

(State or other	(Commission	(IRS Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

1919 Flowers Circle, Thomasville, GA	31757

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(229) 226-9110
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On June 6, 2006, Flowers Foods, Inc. (“Flowers”) further amended and restated its credit agreement with Bank of America N.A., Harris N.A. and Cooperatieve Centrale Raiffeisen-Boerenleen Bank, B.A., “Rabobank International,” New York Branch, as co-documentation agents, SunTrust Bank, as syndication agent, and Deutsche Bank AG, New York Branch, as administrative agent (the “New Facility”). The New Facility is a 5-year, $250 million unsecured revolving credit agreement that provides for lower rates on future borrowings than Flowers’ former credit facility. Flowers may request to increase its borrowings under the New Facility up to an aggregate of $350 million upon the satisfaction of certain conditions. Proceeds from the New Facility may be used for working capital and general corporate purposes, including acquisition financing, refinancing of indebtedness and share repurchases. Interest is due quarterly in arrears on any outstanding borrowings at a customary Eurodollar rate or the Base Rate (higher of the prime lending rate or federal funds rate plus 50 basis points), plus the applicable margin. The applicable margin is based on Flowers’ leverage ratio (calculated in accordance with the New Facility) and ranges from 0.0% to 0.20% for Base Rate Loans and from 0.40% to 1.075% for Eurodollar Loans. In addition, a facility fee ranging from 0.10% to 0.30% is due quarterly on all commitments and is based on the company's leverage ratio.
     The New Facility contains customary events of default and customary restrictive and financial covenants, including financial covenants regarding minimum interest coverage and maximum leverage ratios. The New Facility also includes standard provisions related to conditions of borrowing. Upon the occurrence of an Event of Default (as defined in the New Facility), all amounts outstanding under the New Facility, including principal, accrued interest, facility fees and other fees may be accelerated and become immediately due and payable.
     Flowers has other relationships, including financial advisory and banking, with some parties to the New Facility.
     As of June 5, 2006, there were outstanding borrowings of approximately $35 million under Flowers’ former credit facility prior to the execution of the New Facility. The outstanding balance under the New Facility is approximately $33.5 million as of the date this Report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On June 2, 2006, the Board of Directors of Flowers Foods, Inc. amended and restated the Amended and Restated Bylaws of the company. The Board amended Section 6.1 of the company’s Amended and Restated Bylaws to provide for the appointment of executive officers (other than the Chief Executive Officer) by the Chairman of the Board of Directors. The new Amended and Restated Bylaws became effective on June 2, 2006. The company’s new Amended and Restated Bylaws are attached hereto as Exhibit 3.1.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits.
The following exhibits are furnished as part of this Report:

Exhibit Number	Description
3.1	Amended and Restated Bylaws of Flowers Foods, Inc.

10.1	Amended and Restated Credit Agreement, dated as of June 6, 2006, among Flowers Foods, Inc., the Lenders party thereto from time to time, Bank of America N.A., Harris N.A. and Cooperatieve Centrale Raiffeisen- Boerenleen Bank, B.A., “Rabobank International,” New York Branch, as co- documentation agents, SunTrust Bank, as syndication agent, and Deutsche Bank AG, New York Branch, as administrative agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWERS FOODS, INC.

	By:	/s/ Jimmy M. Woodward

Name: Jimmy M. Woodward
Title: Sr. Vice-President, Chief
Financial Officer and
Chief Accounting Officer

Date: June 7, 2006

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Bylaws of Flowers Foods, Inc.

10.1	Amended and Restated Credit Agreement, dated as of June 6, 2006, among Flowers Foods, Inc., the Lenders party thereto from time to time, Bank of America N.A., Harris N.A. and Cooperatieve Centrale Raiffeisen-Boerenleen Bank, B.A., “Rabobank International,” New York Branch, as co-documentation agents, SunTrust Bank, as syndication agent, and Deutsche Bank AG, New York Branch, as administrative agent.